Exhibit 99.1

AGTC Announces Two Key Leadership Team Appointments

October 14, 2021 at 5:00 PM EDT

-	AGTC Welcomes Susan Schneider as the Chief Medical Officer and Sarah C. DiSalvatore as the Vice President of Clinical Operations -

GAINESVILLE, Fla., and CAMBRIDGE, Mass., Oct. 14, 2021 (GLOBE NEWSWIRE) -

- Applied Genetic Technologies Corporation (Nasdaq: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare inherited retinal diseases (IRDs), today announced the appointment of Susan Schneider, M.D., as Chief Medical Officer (CMO) and Sarah C. DiSalvatore, M.P.H., as Vice President of Clinical Operations.

“We are excited to welcome Dr. Susan Schneider and Ms. Sarah DiSalvatore to AGTC during a pivotal time in our company’s history as we advance our X-Linked Retinitis Pigmentosa program into late-stage clinical development and prepare the End-of-Phase 2 submission for our Achromatopsia B3 program,” said Sue Washer, President and CEO of AGTC. “Dr. Schneider’s wealth of ophthalmology experience and impressive accomplishments bring valuable expertise to AGTC’s leadership team. We believe our XLRP and Achromatopsia B3 programs have best-in-class data and Susan’s perspective will help drive forward and optimize our development of gene therapies in inherited diseases as our clinical trials continue to progress.”

Dr. Schneider is a biopharmaceutical leader with a proven track record of delivering high quality clinical development results, globally, across the eyecare industry. An ophthalmologist by training, her expertise in developing high performing ophthalmic therapeutic teams and building strong cross-functional programs will further strengthen AGTC’s leadership in advancing their clinical stage assets. Prior to joining AGTC, Dr. Schneider served various roles in clinical and medical affairs, most recently as SVP, Clinical Development, Ophthalmology at Ji Xing Pharmaceuticals, where she was responsible for project leadership, growth and development of ophthalmology programs and for providing clinical input on business development interests. Previous roles include serving as SVP, Clinical Development, Ophthalmology at Eloxx Pharmaceuticals, CMO at Oxurion (formerly ThromboGenics) and Vice President and Therapeutic Area Head of Glaucoma and Retina at Allergan. She began her corporate career in clinical development at Genentech where she worked extensively on the ranibizumab program, leading to the approval and launch of LUCENTIS®. Dr. Schneider completed her residency in ophthalmology at the Medical College of Virginia followed by fellowships in ocular oncology at Thomas Jefferson Wills Eye Hospital and in ophthalmic pathology at The Johns Hopkins Wilmer Eye Institute. She will join AGTC on November 8, 2021.

“I’m thrilled to bring my passion and expertise in ocular diseases to AGTC as the company progresses its gene therapy clinical trials,” said Dr. Schneider. “AGTC is a leader in the field and working to meet important unmet medical needs in the ophthalmology community. I look forward to partnering with the team to push forward groundbreaking research and treatments.”

Additionally, AGTC is pleased to announce the appointment of Sarah C. DiSalvatore, M.P.H., as Vice President of Clinical Operations. Ms. DiSalvatore has extensive experience in strategic leadership having served most recently as Associate Vice President of Clinical Operations for Rocket Pharma where she was responsible for multiple rare disease and gene therapy programs in the U.S. and Europe. Prior to Rocket Pharma, she held senior leadership positions at Stemline Therapeutics and Nucana and has contributed to the FDA approval of several assets. She is an accomplished pharmaceutical professional who brings deep experience in research and development to our clinical operations team, ranging from laboratory bench work to Investigational New Drug preparations and New Drug Applications/ Biologics License Applications filings. Ms. DiSalvatore will join AGTC on November 1, 2021.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies with the potential to address real patient needs. AGTC’s most advanced clinical programs leverage its best-in-class technology platform to potentially improve vision for patients with an inherited retinal disease. AGTC has active clinical trials in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3 and ACHM CNGA3). Its preclinical programs build on the company’s industry leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical need in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, and Bionic Sight, LLC, an innovator in the emerging field of optogenetics and retinal coding.

Forward-Looking Statements

This release contains forward-looking statements that reflect AGTC’s plans, estimates, assumptions and beliefs, including statements about the potential of the Company’s late-stage development programs in X-Linked Retinitis Pigmentosa (XLRP) and Achromatopsia (ACHM). Forward-looking statements include information concerning preclinical and clinical product development and regulatory progress, potential growth opportunities, and potential market opportunities. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others: gene therapy is still novel with only a few approved treatments so far; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or receive reasonable reimbursement; uncertainty inherent in clinical trials and the regulatory review process; risks and uncertainties associated with drug development and commercialization; the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent periodic reports filed with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PR Contact:

Kerry Sinclair

Spectrum Science Communications

T: (202) 955-6222 or (310) 710-0321

ksinclair@spectrumscience.com

Corporate Contact:

Stephen Potter

Chief Business Officer

Applied Genetic Technologies Corporation

T: (617) 413-2754

spotter@agtc.com